Exhibit 99(9)
[OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]
February 13, 2009
VIA EDGAR
The Ohio National Life Insurance Company
One Financial Way
Cincinnati, OH 45242
Re:  Ohio National Variable Account A (1940 Act File No. 811-1978; 33 Act File No. 333-1342982)
Ladies and Gentlemen:
With reference to the above-mentioned registration statement on Form N-4 (“Registration Statement”) filed by The Ohio National Life Insurance Company (the “Company”) as depositor, and Variable Account A, as Registrant, with the Securities and Exchange Commission covering the individual variable annuity contracts described therein, it is my opinion that:
1.	The Company is duly organized and existing under the laws of the Ohio.

2.	The contracts, when issued as contemplated by the Registration Statement and in compliance with the applicable local law, will be legal and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy and insolvency laws affecting the rights of creditors generally.
In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate. These opinions are made as of the date hereof.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
     /s/ Kimberly A. Plante
Kimberly A. Plante
Associate Counsel